Exhibit 99.1

NEWS RELEASE

Fargo Electronics, Inc.

6533 Flying Cloud Drive

Eden Prairie, Minnesota 55344 USA

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

February 3, 2005

Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

Fargo Electronics Announces Rotation of Lead Director

Dr. Edward Bersoff named as Lead Director for 2005/2006

Minneapolis (February 3, 2005) – Fargo Electronics, Inc. (NASDAQ – FRGO), announced today that Dr. Edward Bersoff has been appointed by the Board of Directors as the Lead Director for 2005/2006 in accordance with Fargo’s Board of Director Guidelines. Dr. Bersoff replaces Elaine Pullen, whose term as lead director ended in 2004. Ms. Pullen remains a director of Fargo.

Dr. Bersoff is Chairman of Greenwich Associates, LLC, a business advisory firm, and has been a director of Fargo since 2003. Dr. Bersoff was Chairman, President and CEO until 2001 of BTG, Inc., a firm he founded in 1982. BTG provides computer-based solutions to government and commercial clients, specializing in analysis and consulting, solutions development, systems integration, operations and support. Prior to founding BTG, Dr. Bersoff was President of CTEC, Inc., and earlier, Director of Engineering Operations for Logicon’s Washington division. Dr. Bersoff is a past Chairman of the American Electronics Association. Dr. Bersoff serves on the boards of Titan Corporation (TTN NYSE), EFJ, Inc. (EFJI OTCBB), Potomac Bank of Virginia, MVM, Inc. and Phillips International, Inc.  He is a Trustee at New York University, Rector of the Board of the Virginia Commonwealth University and Chairman of the INOVA Health System Health Care Services Board. He holds A.B., M.S., and PhD degrees in mathematics from New York University, and is a graduate of the Harvard Business School’s Owner/President Management Program. He was recently appointed a Distinguished Professor of Management and Information Technology & Engineering at George Mason University.

“We are pleased to have Dr. Bersoff become our lead director” said Gary Holland, Fargo’s CEO and Chairman of the Board.  “He brings a broad range of experience to this position and this rotation reflects our continuing commitment to strong corporate governance practices.”

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 80,000 systems in the US and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, Minn., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

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